Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Stock of the Issuer which were effectuated by Reporting Persons during the past sixty (60) days. All transactions were effectuated in the open market through a broker.

Name of Reporting Person	Date of Transactions	Type of Transactions	Number of Securities	Price Per Share(1)
Vladimir & Angelica Galkin	7/29/25	Purchase	132,700	$ 42.42
Vladimir & Angelica Galkin	7/29/25	Purchase	6,057	$ 40.40
Vladimir & Angelica Galkin	8/4/25	Purchase	55,555	$ 52.52
Vladimir & Angelica Galkin	8/6/25	Purchase	55,555	$ 55.55
Vladimir & Angelica Galkin	8/6/25	Purchase	6,183	$ 58.78
Vladimir & Angelica Galkin	8/7/25	Purchase	49,374	$ 55.55
Vladimir & Angelica Galkin	8/15/25	Purchase	11,111	$104.72
Vladimir & Angelica Galkin	8/15/25	Purchase	5,555	$100.00
Vladimir & Angelica Galkin	8/19/25	Purchase	5,555	$95.55
Vladimir & Angelica Galkin	9/3/25	Purchase	80,000	$31.31
Vladimir & Angelica Galkin	9/12/25	Purchase	66,666	$44.00
Vladimir & Angelica Galkin	9/23/25	Purchase	33,334	$45.86
Vladimir & Angelica Galkin	9/29/25	Purchase	2,562	$43.00
Vladimir & Angelica Galkin	9/29/25	Purchase	34,204	$43.79
Vladimir & Angelica Galkin	9/29/25	Purchase	48,722	$40.12
Vladimir & Angelica Galkin	9/30/25	Purchase	14,146	$40.40
Vladimir & Angelica Galkin	9/30/25	Purchase	10,366	$40.80

(1)   The prices reported are weighted-average prices and include commissions paid in per share prices. These shares of Common Stock were purchased in multiple transactions. Upon request, the Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the SEC staff all information regarding the number of shares and price of each trade comprising the weighted average price and share amounts set forth in this Footnote 1.